As filed with the Securities and Exchange Commission on April 21, 1999

                                                      Registration No. 333-75231
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               -------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       ON
                                    FORM S-8
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               -------------------

                      TRANS WORLD ENTERTAINMENT CORPORATION
             (Exact name of registrant as specified in its charter)

            New York                                   14-1541629
(State or other jurisdiction of         (I.R.S. Employer Identification Number)
incorporation or organization)

38 Corporate Circle, Albany, New York                     12203
(Address of principal executive offices)               (Zip Code)
                               -------------------

               Camelot Music Holdings, Inc. 1998 Stock Option Plan
      Camelot Music Holdings, Inc. 1998 Outside Directors Stock Option Plan
                            (Full title of the plans)
                               -------------------

                                Robert J. Higgins
                       President, Chief Executive Officer
                     and Chairman of the Board of Directors
                      Trans World Entertainment Corporation
                               38 Corporate Circle
                             Albany, New York 12203
                     (Name and address of agent for service)

                                 (518) 452-1242
          (Telephone number, including area code, of agent for service)

                                 With copies to:
                            William M. Hartnett, Esq.
                             Cahill Gordon & Reindel
                                 80 Pine Street
                            New York, New York 10005
                               -------------------

                         CALCULATION OF REGISTRATION FEE

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                                                         Proposed maximum   Proposed maximum
      Title of each class of            Amount to be      offering price        aggregate         Amount of
    securities to be registered          registered          per share          offering       registration fee
                                                                                  price
----------------------------------------------------------------------------------------------------------------
Common stock, par value                 1,339,500 (1)      Not applicable   Not applicable(2)  Not applicable(2)
$.01 per share
================================================================================================================

(1) Based on the product of (a) 705,000, the maximum number of shares of common stock, par value $.01 per share, of Camelot Music Holdings, Inc. issuable upon the exercise Camelot commons stock options (whether or not currently exercisable) granted under the Camelot stock options plans listed above and outstanding immediately prior to the completion of the acquisition by the registrant of Camelot and (b) an exchange ratio 1.9 shares of the registrant's common stock for each share of Camelot common stock.

(2) The registrant previously paid the registration fee in connection with its Registration Statement on Form S-4 (Registration No. 333-75231) filed on March 29, 1999, as amended by Amendment No. 1 on Form S-4/A filed on March 30, 1999, and declared effective as of March 31, 1999. See "INTRODUCTORY STATEMENT NOT FORMING PART OF REGISTRATION STATEMENT" below.


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        INTRODUCTORY STATEMENT NOT FORMING PART OF REGISTRATION STATEMENT

     Trans World Entertainment Corporation hereby amends its Registration Statement on Form S-4 (Registration No. 333-75231) filed on March 29, 1999, as amended by Amendment No. 1 on Form S-4/A filed on March 30, 1999, and declared effective as of March 31, 1999, by filing this Post-Effective Amendment No. 1 on Form S-8 relating to 1,339,500 shares of common stock, par value $.01 per share, of Trans World issuable upon the exercise of options granted under the Camelot Music Holdings, Inc. 1998 Stock Option Plan and the Camelot Music Holdings, Inc. 1998 Outside Directors Stock Option Plan.

     Trans World and Camelot have entered into an Agreement and Plan of Merger, dated as of October 26, 1998, pursuant to which Trans World will acquire Camelot. Upon completion of the acquisition, Trans World will assume the Camelot stock option plans listed above and options to purchase common stock, par value $.01 per share, of Camelot granted under these Camelot stock option plans and outstanding immediately prior to the completion of the acquisition, whether or not then exercisable, will become fully vested and exercisable options to purchase Trans World common stock on the terms set forth in the merger agreement.

     Pursuant to its Registration Statement on Form S-4, Trans World registered 20,685,608 shares of its common stock, including the shares to which this Post-Effective Amendment No. 1 relates, representing the maximum number of shares of its common stock issuable in connection with its acquisition of Camelot. The designation of this Post-Effective Amendment No. 1 as Registration No. 333-75231 denotes that this Post-Effective Amendment No. 1 relates only to the 1,339,500 shares of Trans World common stock issuable upon the exercise of options granted under the Camelot stock option plans listed above and that this is the first post-effective amendment to the S-4.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     As specified by Rule 428(b)(1) of the Securities Act of 1933, documents containing the information specified in Part I of this Registration Statement will be sent or given to each person who, at the time Trans World completes the acquisition of Camelot, holds outstanding options issued under the Camelot plans listed on the front cover of this Registration Statement. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II below, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, which are on file with the Securities and Exchange Commission, are incorporated by reference in this Registration Statement:

          (a) Trans World's Annual Report on Form 10-K for the year ended January 31, 1998 filed on March 20, 1998, as amended by Forms 10-K/A filed on April 24, 1998 and March 31, 1999.

          (b) The following reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since January 31, 1998:

          o Trans World's Quarterly Report on Form 10-Q for the quarter ended April 30, 1998 filed on June 15, 1998, as amended by Form 10-Q/A filed on March 31, 1999;

          o Trans World's Quarterly Report on Form 10-Q for the quarter ended July 31, 1998 filed on September 15, 1998, as amended by Form 10-Q/A filed on March 31, 1999;

          o Trans World's Current Report on Form 8-K filed on November 2, 1998; and

          o Trans World's Quarterly Report on Form 10-Q for the quarter ended October 31, 1998 filed on December 15, 1998, as amended by Form 10-Q/A filed on March 31, 1999.

          (c) The description of Trans World's common stock contained in Trans World's Registration Statement on Form 8-A filed on July 21, 1986 pursuant to Section 12 of the Securities Exchange Act of 1934, as most recently updated by Trans World's Registration Statement on Form S-4 (Registration No. 333-75231) filed on March 29, 1999, as amended by Amendment No. 1 on Form S-4/A filed on March 30, 1999.

     All documents subsequently filed by Trans World pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

     Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 722 of the New York Business Corporation Law provides that a corporation may indemnify an officer or director, in the case of third party actions, against judgments, fines, amounts paid in settlement and reasonable expenses and, in the case of derivative actions, against amounts paid in settlement and reasonable expenses, if the director or officer "acted in good faith for a purpose which he reasonably believed to be in . . . the best interests of the corporation" and, in the case of criminal actions, "had no reasonable cause to believe that his conduct was unlawful." Statutory indemnification may not be provided in derivative actions in respect of a threatened action, or a pending action which is settled or otherwise disposed of, or any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement and expenses as the court deems proper.

     As contemplated Section 721 of the New York Business Corporation Law, Trans World's By-Laws, as amended on March 31, 1987, provide a broader basis for indemnification in accordance with and as permitted by Article 7 of the New York Business Corporation Law.

     Section 6.6 of Trans World's By-Laws provides as follows:

     "Section 6.6 Indemnification.

     Except to the extent expressly prohibited by the New York Business Corporation Law, the Corporation shall indemnify each person made or threatened to be made a party to any action or proceedings, whether civil or criminal, by reason of the fact that such person or such person's testator or intestate is or was a director or officer of the Corporation, or serves or served at the request of the Corporation any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorney's fees, incurred in connection with such action or proceedings, or any appeal therein, provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such person establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action as adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, and provided further that no such indemnification shall be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending action or proceedings unless the Corporation has given its prior consent to such settlement or other disposition.

     The Corporation shall advance or promptly reimburse upon request any person entitled to indemnification hereunder for all expenses, including attorney's fees, reasonably incurred in defending any action or proceeding in advance of the final disposition thereof upon receipt of an undertaking by or on behalf of such person to repay such amount if such person is ultimately found not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced or reimbursed exceed the amount to which such person is entitled, provided, however, that such person shall cooperate in good faith with any request by the Corporation that common counsel be utilized by the parties to an action or proceeding who are similarly situated unless to do so would be inappropriate due to actual or potential differing interests between or among such parties.

     Nothing herein shall limit or affect any right of any person otherwise than hereunder to indemnification or expenses, including attorneys' fees, under any statute, rule, regulation, certificate of incorporation, by-law, insurance policy, contract or otherwise.

     Anything in these by-laws to the contrary notwithstanding, no elimination of this by-law, and no amendment of this by-law adversely affecting the right of any person to indemnification or advancement of expenses hereunder shall be effective until the 60th day following notice to such person of such action, and no elimination of or amendment to this by-law shall deprive any person of his or her rights hereunder arising out of alleged or actual occurrences, acts or failures to act prior to such 60th day.

     The Corporation shall not, except by elimination or amendment of this by-law in a manner consistent with the preceding paragraph, take any corporate action or enter into any agreement which prohibits, or otherwise limits the rights of any person to, indemnification in accordance with the provisions of this by-law. The indemnification of any person provided by this by-law shall continue after such person has ceased to be a director, officer or employee of the Corporation and shall inure to the benefit of such person's heirs, executors, administrators and legal representatives.

     The Corporation is authorized to enter into agreements with any of its directors, officers or employees extending rights to indemnification and advancement of expenses to such person to the fullest extent permitted by applicable law, but the failure to enter into any such agreement shall not affect or limit the rights of such person pursuant to this by-law, it being expressly recognized hereby that all directors, officers and employees of the Corporation, by serving as such after the adoption hereof, are acting in reliance hereon and that the Corporation is estopped to contend otherwise.

     In case any provision in this by-law shall be determined at any time to be unenforceable in any respect, the other provisions shall not in any way be affected or impaired thereby, and the affected provision shall be given the fullest possible enforcement in the circumstances, it being the intention of the Corporation to afford indemnification and advancement of expenses to its directors, officers and employees, acting in such capacities or in the other capacities mentioned herein, to the fullest extent permitted by law.

     For purposes of this by-law, the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his or her duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan, and excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered indemnifiable expenses. For purposes of this by-law, the term "Corporation" shall include any legal successor to the Corporation, including any corporation which acquires all or substantially all of the assets of the Corporation in one or more transactions."

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following exhibits are filed as a part of this Registration Statement:

Exhibit                          Description

4.1 Restated Certificate of Incorporation -- incorporated herein by reference to Exhibit 3.1 to Trans World's Annual Report on Form 10-K for the fiscal year ended January 29, 1994. Commission File No. 0-14818.

4.2 Certificate of Amendment to the Certificate of Incorporation -- incorporated herein by reference to Exhibit 3.1 to Trans World's Quarterly Report on Form 10-Q for the fiscal quarter ended October 29, 1994. Commission File No. 0-14818.

4.3 Certificate of Amendment to the Certificate of Incorporation -- incorporated herein by reference to Exhibit 3.4 to Trans World's Annual Report on Form 10-K for the year ended January 31, 1998. Commission File No. 0-14818.

4.4 Amended By-Laws -- incorporated herein by reference to Exhibit 3.2 to Trans World's Annual Report on Form 10-K for the fiscal year ended February 2, 1991. Commission File No. 0-14818.

4.5  Proposed Certificate of Amendment to the Certificate of Incorporation.*

4.6  Proposed Certificate of Amendment to the Certificate of Incorporation.*

4.7 Registration Rights Agreement dated October 26, 1998 between Trans World and certain stockholders named therein.*

5 Opinion of Cahill Gordon & Reindel re: validity of Trans World common stock.*

23.1 Consent of KPMG LLP.

23.2 Consent of Cahill Gordon & Reindel (included in Exhibit 5).

Exhibit                          Description

24   Power of Attorney.*

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* Previously filed with Trans World's Registration Statement on Form S-4 filed on March 29, 1999, as amended by Amendment No. 1 on Form S-4/A filed on March 30, 1999. Commission File No. 333-75231.

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii)to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that clauses (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Albany, State of New York, on April 21, 1999.

                                   TRANS WORLD ENTERTAINMENT CORPORATION


                                   By:      /s/ JOHN J. SULLIVAN
                                        -----------------------------------
                                               John J. Sullivan
                                        Senior Vice President-Finance, Chief
                                           Financial Officer and Treasurer


     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

              Signature                                 Title                                Date

                  **                     Chairman of the Board, President,                April 21, 1999
-------------------------------------    Chief Executive Officer and Director
            Robert J. Higgins

         /s/ JOHN J. SULLIVAN            Senior Vice President -- Finance,                April 21, 1999
-------------------------------------    Chief Financial Officer and Treasurer*
          (John J. Sullivan)

                  **                     Secretary and Director                           April 21, 1999
---------------------------------------
          (Matthew H. Mataraso)

                  **                     Director                                         April 21, 1999
---------------------------------------
             (Dean S. Adler)

                  **                     Director                                         April 21, 1999
---------------------------------------
            (George W. Dougan)

                  **                     Director                                         April 21, 1999
---------------------------------------
          (Charlotte G. Fischer)

                  **                     Director                                         April 21, 1999
---------------------------------------
            (Martin E. Hanaka)

                  **                     Director                                         April 21, 1999
---------------------------------------
             (Isaac Kaufman)


----------

*    Chief accounting and principal financial officer



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              Signature                                 Title                                Date


                  **                        Director                                     April 21, 1999
---------------------------------------
          (Dr. Joseph G. Morone)



**By:      /s/ JOHN J. SULLIVAN             Attorney-in-fact                             April 21, 1999
     ----------------------------------
               John J. Sullivan


                                INDEX TO EXHIBITS

Exhibit                            Description

4.1 Restated Certificate of Incorporation -- incorporated herein by reference to Exhibit 3.1 to Trans World's Annual Report on Form 10-K for the fiscal year ended January 29, 1994. Commission File No. 0-14818.

4.2 Certificate of Amendment to the Certificate of Incorporation -- incorporated herein by reference to Exhibit 3.1 to Trans World's Quarterly Report on Form 10-Q for the fiscal quarter ended October 29, 1994. Commission File No. 0-14818.

4.3 Certificate of Amendment to the Certificate of Incorporation -- incorporated herein by reference to Exhibit 3.4 to Trans World's Annual Report on Form 10-K for the year ended January 31, 1998. Commission File No. 0-14818.

4.4 Amended By-Laws -- incorporated herein by reference to Exhibit 3.2 to Trans World's Annual Report on Form 10-K for the fiscal year ended February 2, 1991. Commission File No. 0-14818.

4.5  Proposed Certificate of Amendment to the Certificate of Incorporation.*

4.6  Proposed Certificate of Amendment to the Certificate of Incorporation.*

4.7 Registration Rights Agreement dated October 26, 1998 between Trans World and certain stockholders named therein.*

5 Opinion of Cahill Gordon & Reindel re: validity of Trans World common stock.*

23.1 Consent of KPMG LLP.

23.2 Consent of Cahill Gordon & Reindel (included in Exhibit 5).

24   Power of Attorney.*

--------------------

* Previously filed with Trans World's Registration Statement on Form S-4 filed on March 29, 1999, as amended by Amendment No. 1 on Form S-4/A filed on March 30, 1999. Commission File No. 333-75231.





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